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EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is entered into effective September 29, 2005 (the "Effective Date") by and between Platinum SuperYachts, Inc., a Nevada corporation (the "Seller") and Shahhid Vohra (the "Purchaser"). Seller and Purchaser (each a "Party" and collectively the "Parties") agree as follows:

This Agreement is made with reference to the following essential facts:

Seller has agreed to sell and Purchaser has agreed to purchase certain assets of Seller related to the marine business of Seller, as described in more detail on EXHIBIT A attached hereto (the "Assets").

         1. SALE AND PURCHASE OF THE ASSETS. Pursuant to the terms and subject to the conditions of this Agreement, Seller agrees to sell, deliver and assign to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, on the Closing Date (as hereinafter defined) for the price set forth in Section
4.1 hereof, all of Seller's right, title and interest in and to the Assets.

         2. NO ASSUMPTION OF LIABILITIES. Purchaser is not required to, and shall not assume, pay, perform, defend, discharge or guarantee or be deemed to have assumed, paid, performed, defended or discharged or guaranteed, or otherwise be responsible for any liability, obligation or claim of any nature of Seller, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences prior to, at or after the Closing Date as to Seller and prior to the Closing Date as to the Assets.

         3. CONSIDERATION.

                  3.1. PURCHASE PRICE. As payment for the Assets, and pursuant to the terms and subject to the conditions of Section 3.2 below, at Closing Seller agrees to allow Purchaser to cancel Nine Million shares of the common stock of Seller beneficially owned by Purchaser (the "Purchase Price").

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrant to Purchaser as follows:

                  4.1. DUE ORGANIZATION AND POWER OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Seller has not entered into any agreement or contract to sell the Assets with any third party.

                  4.2. NO VIOLATION. The execution and delivery of this Agreement will not (i) conflict with, or result in a default (or give rise to a situation that would constitute a default but for a requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which Seller or the Business is a party or by which Seller or the Business is bound, including, Seller's Articles of Incorporation or Bylaws, (ii) result in the creation or imposition of any lien or encumbrance on the Assets; (iii) violate any statute or law of any jurisdiction or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject.


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                  4.3. NO CONSENT. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller.

                  4.4. TITLE TO ASSETS; ABSENCE OF LIENS. Seller has good, legal and marketable title to all of the Assets, free and clear of all liens, defects, pledges, charges, leases, conditional sales or other title retention agreement, or other security interests, security titles or encumbrances of any kind or nature whatsoever and at the Closing (collectively, "Liens"), Seller shall deliver to Purchaser good, legal and marketable title to all of the Assets, free and clear of all Liens.

                  4.5. NO PROCEEDINGS. There are no proceedings of any nature, pending or, to the knowledge of Seller, threatened against or affecting the Assets at law or in equity, domestic or foreign, criminal or civil, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller and the Assets and no notice of any proceeding, whether pending or threatened, has been received by Seller. There are no judgments, orders, injunctions, decrees, stipulations or awards against Seller.

                  4.6. NO LIABILITIES. Seller is not liable for or subject to any liabilities relating to, arising out of or affecting the Assets. The Seller does not have any material debt, liability, or obligation of any nature, whether known or unknown, or fixed, absolute, accrued, contingent, or otherwise relating to or affecting the Assets, except those which have been incurred in the ordinary course of business and will be satisfied in full at Closing.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

                  5.1. DUE ORGANIZATION AND POWER OF PURCHASER. Purchaser is has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

                  5.2. NO VIOLATION. The execution and delivery of this Agreement will not (i) conflict with, or result in a default (or give rise to a situation that would constitute a default but for a requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, including or (ii) violate any statute or law of any jurisdiction or any judgment, decree, order, regulation or rule of any court or governmental authority to which Purchaser is subject.

                  5.3. NO CONSENT. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser.

         6. BULK SALES. Purchaser waives compliance by Seller with the provisions of any bulk sales law under the Commercial Code of the State of Nevada or any other state.


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         7. CONDITIONS TO CLOSING. Each Party's obligation to execute this
Agreement, to effect the transactions contemplated hereby and to take the other actions required to be taken at the Closing is subject to the other Party's satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part):

                  7.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the other Party in this Agreement must be accurate in all material respects.

                  7.2. PERFORMANCE. The other Party shall have in all material respects performed or complied with all covenants and obligations that it is required to perform or to comply with pursuant to this Agreement.

                  7.3. NO PROCEEDINGS. There shall not be any proceeding or threatened proceeding against the other Party or any person affiliated with the other Party: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or
(b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

         8. INDEMNIFICATION.

                  8.1. INDEMNIFICATION BY SELLER. Seller will indemnify, defend, and hold harmless Purchaser, its representatives, agents, and assigns from and against any and all damages, losses, settlement payments, obligations, liabilities, penalties, claims, actions or causes of action, encumbrances, unpaid tax liabilities, and actual costs and expenses (including, without limitation, attorneys' fees and costs of investigation), suffered, sustained, incurred or paid by Purchaser relating to or arising from the Assets prior to the Effective Date and from any breach of any of Seller's representations, warranties, or covenants contained in this Agreement.

                  8.2. INDEMNIFICATION BY PURCHASER. Purchaser will indemnify, defend, and hold harmless Seller, its directors, shareholders, officers, employees, attorneys, agents, and assigns from and against any and all damages, losses, settlement payments, obligations, liabilities, penalties, claims, actions or causes of action, encumbrances, unpaid tax liabilities, and actual costs and expenses (including, without limitation, attorneys' fees and costs of investigation), suffered, sustained, incurred or paid by Seller relating to or arising from the Assets after the Effective Date and from any breach of Purchaser's representations, warranties, or covenants contained in this Agreement.

                  8.3. SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.


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                  8.4. TIME LIMITATIONS. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing unless on or before the first (1st) anniversary of the Closing, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing, unless on or before the first (1st) anniversary of the Closing, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. The foregoing shall not apply to any claim arising out of the fraud of either Party.

         9. MISCELLANEOUS.

                  9.1. INTEGRATION. This Agreement constitutes the entire agreement between the Parties hereto and is intended by the Parties to be a final expression of their understanding and a complete and exclusive statement of the terms and conditions of the Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the Parties concerning the subject contained herein and contains all of the covenants, agreements, understandings, representations, conditions, and warranties mutually agreed to between the Parties. This Agreement may be modified or rescinded only by a writing signed by the Parties hereto or their duly authorized agents.

                  9.2. ARBITRATION. Except where specific performance is specifically permitted by this Agreement, arbitration constitutes the sole and exclusive remedy for the settlement of any dispute or controversy concerning this Agreement or the rights of the Parties to this Agreement, including whether such dispute or controversy is arbitrable. The arbitration proceeding will be conducted in Carson City, Nevada, before a single arbitrator under the commercial rules of the American Arbitration Association (the "AAA") in effect at the time a demand for arbitration is made. To the extent there is any conflict between the rules of AAA and this arbitration clause, this clause will govern and determine the rights of the Parties. The decision of the arbitrator, including but not limited to the determination of the amount of any damages suffered or the right to an injunction, will be exclusive, final, and binding on all Parties, their heirs, executors, administrators, successors, and assigns, as applicable, and judgment thereon may be entered in any court of competent jurisdiction. The costs of arbitration, including administrative fees, fees for a record and transcript, and the arbitrator's fees, as well as reasonable attorney's fees will be awarded to the Party determined by the arbitrator to be the prevailing Party.

                  9.3. CHOICE OF LAW. This Agreement shall be governed under the laws of the State of Nevada, without regard to conflicts of law. For the purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in Carson City County, Nevada. The Parties irrevocably consent to the exclusive jurisdiction of the state and federal courts of the State of Nevada located in Carson City for the purpose of any action brought in connection with this Agreement.


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                  9.4. ATTORNEY'S FEES. In the event any litigation,
arbitration, mediation, or other proceeding ("Proceeding") is initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, actual attorney's and expert witness fees, relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including, without limitation, one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney and expert witness fees.

                  9.5. COUNTERPARTS. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document. Signatures received by facsimile shall be deemed to be original signatures.

                  9.6. PARTIAL INVALIDITY. Each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of the provision to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected by such invalidity or unenforceability, unless the provision or its application is essential to this Agreement.

                  9.7. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  9.8. DRAFTING AMBIGUITIES. Each Party to this Agreement and their legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

                  9.9. NOTICES. Any notice from one Party to another shall be delivered either personally, via facsimile or by United States mail, postage fully prepaid, addressed as follows:

                  Purchaser:                Shahhid Vohra
                                            Suite 1100
                                            1220 West 73rd Avenue
                                            Vancouver, British Columbia V6P 6G5
                                            Canada

                  Seller:                   Platinum SuperYachts, Inc.
                                            Attn:  Ron Ruskowsky, President
                                            Suite 1100
                                            1220 West 73rd Avenue
                                            Vancouver, British Columbia V6P 6G5
                                            Canada


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                  With a copy (not
                  constituting notice):     Solomon Ward Seidenwurm & Smith, LLP
                                            401 B Street, Suite 1200
                                            Attn: Harry J. Proctor, Esq.
                                            San Diego, CA 92101

Any notice being shall be deemed delivered upon (a) personal service, or (b) transmission via facsimile (with the original thereof to be immediately sent via mail, postage prepaid), or (c) forty eight (48) hours after the time of deposit in the mail, as the case may be. In the event any Party changes its address, such change of address shall be communicated to the other Party in the manner set forth in this Section.

                  9.10. DEFINITION OF KNOWLEDGE. A person will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. "Knowledge," with respect to Seller, shall mean the knowledge of Ron Ruskowsky and Roger Janssen.

                  9.11. INTERPRETATION. Wherever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The term "person" shall refer to any individual, corporation or legal entity having standing to bring an action in its own name under applicable state law. The conjunctive "or" shall mean "and/or" unless otherwise required by the context in which the conjunctive "or" is used.

                            [SIGNATURE PAGE FOLLOWS.]


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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective
Date.

SELLER:                                           PURCHASER:

PLATINUM SUPERYACHTS, INC.,
a Nevada corporation


By: /S/ RON RUSKOWSKY                             By: /S/SHAHHID VOHRA
    -----------------------                           --------------------------
        Ron Ruskowsky, President                         Shahhid Vohra


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                                    EXHIBIT A
                                    ---------

                              DESCRIPTION OF ASSETS


1.       Yacht Models

2.       Hull Display

3.       Client List

4.       Yacht BluePrints

5.       The domain name "www.platinumsuperyachts.com"

6. All content on the website (www.platinumsupoeryachts.com) including pictures, text etc.

7.       The rights to the domain name platinumsuperyachts.com

8.       The name and rights to use the name "Platinum SuperYachts Inc."

9. The wholly owned Canadian Subsidiary, a private company, named "Platinum SuperYachts Inc." This is a shell company with no assets and no liabilities.

10. The Consent of Judgement issued May 6, 2002 in the circuit court of the 11th circuit in and for Miami, Dade County, Florida in the amount of $458,000 plus interest against Thanos Papalexis, Nemesis Enterprises, Inc. and Privee International. Along with the rights to collect on the promissory note from Mr. Thanos Papalexis in the amount of $200,000.00.